Exhibit 99.1

Crane Co.	NEWS
Contact: Richard E. Koch Director, Investor Relations and Corporate Communications 203-363-7352 www.craneco.com

CRANE CO. REPORTS SECOND QUARTER RESULTS;

INCREASES DIVIDEND 8%;

ANNOUNCES REPOSITIONING ACTIONS TO IMPROVE 2013 PERFORMANCE;

ADJUSTS 2012 EPS GUIDANCE TO $3.75–$3.85, EXCLUDING SPECIAL ITEMS

STAMFORD, CONNECTICUT – July 23, 2012 – Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, reported that second quarter 2012 earnings per diluted share increased 26% to $1.07 compared to $0.85 in the second quarter of 2011. Second quarter 2012 results include a $0.31 per share gain associated with divestitures, partially offset by $0.20 per share of repositioning charges associated with productivity actions to improve the profitability of the Company in 2013. Excluding Special Items (divestiture gains and repositioning charges), second quarter 2012 earnings per diluted share increased 13% to $0.96 compared to $0.85 in the second quarter of 2011. (Please see the attached Non-GAAP Financial Measures table for pre-tax, after-tax and earnings per share amounts of Special Items.)

The Company expects to incur additional equipment relocation and personnel costs related to these repositioning actions of approximately $0.06 per share in the second half of 2012. The after-tax net gain from the second quarter divestitures is expected to exceed full year after-tax repositioning costs. Pre-tax savings associated with these actions are expected to approximate $12 million annually beginning in 2013.

Second quarter 2012 sales from continuing operations of $658 million increased $24 million, or 4%, compared to the second quarter of 2011, resulting from a core sales increase of $35 million (6%) and an increase in sales from acquired businesses of $7 million (1%), partially offset by unfavorable foreign currency translation of $18 million (-3%).

Second quarter 2012 operating profit from continuing operations on a GAAP basis (which includes $14.7 million of repositioning charges) decreased 12% to $69.4 million, compared to $78.9 million in the second quarter of 2011. Excluding repositioning charges, second quarter 2012 operating profit from continuing operations increased 7% to $84.1 million, and operating profit margin increased to 12.8%, compared to 12.5% in the second quarter of 2011. (Please see the attached Non-GAAP Financial Measures table.)

“The Company executed well in the second quarter, with continued operating improvement year over year as well as targeted actions to drive further improvements in 2013. Reflecting our confidence in the Company’s future, we are increasing the quarterly dividend by 8%,” said Crane Co. president and chief executive officer Eric C. Fast. “We have narrowed our EPS guidance range and reduced the midpoint by $0.05, reflecting two small divestitures in the second quarter. Our repositioning actions directly address costs in our European Fluid Handling businesses, strengthening our confidence for 2013.”

Divestitures

In June 2012, the Company divested two businesses, positively impacting second quarter 2012 EPS by $0.31. The associated gain of $18.3 million on an after-tax basis is included in the “Gain from Discontinued Operations” section on the accompanying income statement. The divested businesses had profit from operations in the second quarter of 2012 of $1.6 million on an after-tax basis, or $0.03 per share, which is included in the “Profit from Discontinued Operations” section on the accompanying income statement.

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Azonix Corporation was sold to Cooper Industries (NYSE: CBE) on June 19, 2012 for $43.4 million. Azonix designs and manufactures intrinsically safe computer devices for extreme environments and was formerly part of the Controls segment. In the first half of 2012, Azonix had sales and pre-tax profit from operations of $17.1 million and $2.5 million, respectively.

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Certain assets and operations of Crane’s valve service center in Houston, TX were sold to Furmanite Corporation (NYSE: FRM) on June 28, 2012 for $9.3 million. This service center, formerly part of the Fluid Handling segment, had sales and pre-tax profit from operations in the first half of 2012 of $8.4 million and $1.3 million, respectively.

Repositioning Actions

The Company recorded pre-tax repositioning charges of $14.7 million in the second quarter of 2012, or $11.9 million on an after-tax basis. Of these repositioning charges, $11.4 million (on a pre-tax basis) is associated with actions to improve Fluid Handling profitability. The charges, which negatively impacted second quarter 2012 EPS by $0.20, included severance and other costs related to the anticipated transfer of certain manufacturing operations from higher cost to lower cost Company facilities, and other staff reduction actions. The actions include an expected reduction of approximately 200 employees, or about 2% of Crane’s global workforce. Within the European portion of the Fluid Handling segment, the Company expects a reduction of approximately 150 employees, or 7% of that workforce.

In addition to the amounts recorded in the second quarter, the Company expects to incur additional pre-tax charges related to these actions in the second half of 2012 of approximately $5 million, or

$0.06 per share, associated with equipment relocation and personnel costs primarily in Fluid Handling. Pre-tax savings associated with all of these repositioning actions are expected to approximate $12 million annually for the Company beginning in 2013, of which $10 million relates to Fluid Handling.

Cash Flow and Financial Position

Cash provided by operating activities in the second quarter of 2012 was $58.9 million, compared to $31.4 million in the second quarter of 2011. Cash provided by operating activities in the first half of 2012 was $16.1 million, compared to $15.2 million in the first half of 2011. Free cash flow for the first half of 2012 was $2.3 million, compared to negative $3.1 million in the first half of 2011. (Please see the Condensed Statement of Cash Flows and Non-GAAP table.)

The Company repurchased 772,325 shares of its common stock during the second quarter of 2012 at a cost of $30 million, compared to 421,300 shares in the second quarter of 2011 for $20 million. The Company’s cash position was $252 million at June 30, 2012, as compared to $196 million at March 31, 2012 and $245 million at December 31, 2011.

Updated 2012 Guidance

Sales from continuing operations for 2012 are expected to increase 4-5% driven by a core sales increase of 6-7% and sales related to the WTA acquisition of less than 1%, partially offset by unfavorable foreign exchange of approximately 2% . The revised full year sales guidance reflects strong first half sales growth in Fluid Handling and Aerospace and a stable outlook for the second half. The updated 2012 earnings per share guidance range excluding Special Items is $3.75 - $3.85, a reduction of $0.05 to the midpoint of the previously communicated guidance range ($3.75 - $3.95), primarily reflecting the absence of second half earnings from the divestitures completed in the second quarter. The Company’s

2012 EPS guidance on a GAAP basis is $3.80 - $3.90. The Company reduced its 2012 free cash flow (cash provided by operating activities less capital spending) guidance to $150 - $180 million from $160 - $190 million, reflecting the divestitures and expected cash outflow related to the repositioning actions. The table below shows the original guidance provided in February 2012, the effects of the divestitures (now characterized as discontinued operations), other changes that are primarily related to end market conditions, and the revised guidance for 2012 (excluding repositioning charges).

2012 GUIDANCE UPDATE

	2011		2012
	Continuing Operations
	GAAP	Excluding Special Items*	Original Guidance	Discont’d Operations		Other Changes	Revised Guidance ***
Sales
Aerospace & Electronics	$678	$678	$700	$—		$10	$710
Engineered Materials	220	220	225	—		(10)	215
Merchandising Systems	374	374	375	—		—	375
Fluid Handling	1,140	1,140	1,220	(17	)**	17	1,220
Controls	88	88	130	(35	)**	—	95

Total Crane	$2,500	$2,500	$2,650	$(52)		$17	$2,615

Operating Profit
Aerospace & Electronics	$146	$146	$155	$—		$3	$158
Engineered Materials	30	30	32	—		(3)	29
Merchandising Systems	30	30	35	—		2	37
Fluid Handling	150	150	175	(3	)**	(7)	165
Controls	11	11	16	(5	)**	3	14
Corporate	(330)	(58)	(63)	—		—	(63)

Total Crane	$37	$309	$350	$(8)		$(2)	$340

Operating Profit Margin
Aerospace & Electronics	21.5%	21.5%	22.1%				22.3%
Engineered Materials	13.5%	13.5%	14.2%				13.5%
Merchandising Systems	8.1%	8.1%	9.3%				9.9%
Fluid Handling	13.1%	13.1%	14.3%				13.5%
Controls	12.7%	12.7%	12.3%				14.9%

Total Crane	1.5%	12.3%	13.2%				13.0%

*	Excludes an asbestos charge of $242 million and an environmental charge of $30 million.
**	The full year impact of the discontinued operations was calculated by annualizing the first half 2012 sales and operating profit of the two businesses divested in June 2012.
***	Excludes repositioning charges.

Segment Results

All comparisons detailed in this section refer to continuing operations for the second quarter 2012 versus the second quarter 2011.

Aerospace & Electronics

	Second Quarter		Change
(dollars in millions)	2012	2011

Sales	$178.6	$171.5	$7.1	4%

Operating Profit	$38.9	$37.2	$1.8	5%

Profit Margin	21.8%	21.7%

Second quarter 2012 sales increased $7.1 million, or 4%, reflecting a $6.8 million (7%) improvement in Aerospace Group sales and a slight increase of $0.3 million in Electronics Group revenue. The Aerospace Group sales increase reflected higher OEM and aftermarket shipments and an increase in both commercial and military sales. Segment operating profit of $38.9 million increased by $1.8 million, or 5%, reflecting the Aerospace sales growth, and operating margin improved slightly to 21.8%.

Aerospace & Electronics order backlog was $423 million at June 30, 2012, as compared to $438 million at March 31, 2012 and $411 million at December 31, 2011.

Engineered Materials

	Second Quarter		Change
(dollars in millions)	2012	2011

Sales	$54.5	$60.1	($5.6)	(9%)

Operating Profit	$5.5	$9.1	($3.6)	(39%)
Operating Profit, before Special Items*	$6.6	$9.1	($2.5)	(28%)

Profit Margin	10.2%	15.2%
Profit Margin, before Special Items*	12.1%	15.2%

*	Repositioning charges primarily associated with the anticipated closure of a manufacturing facility.

Segment sales of $54.5 million declined 9% compared to the second quarter of 2011, as a result of lower demand from transportation and, to a lesser extent, building products customers. Sales to recreational vehicle customers were approximately equal to the prior year. Operating profit before Special Items decreased 28%, primarily reflecting deleverage of the lower sales and higher raw material costs.

The Company’s repositioning actions include the anticipated closure of a small manufacturing facility in England, which had total sales of $8 million in 2011. The Company expects to supply selected European customers from plants located in the United States. Repositioning charges of $1.1 million on a pre-tax basis were recorded in the second quarter of 2012. In addition to the amounts recorded in the second quarter, the Company expects to incur additional pre-tax charges related to these actions in the second half of 2012 of approximately $2 million. Pre-tax savings associated with these actions are expected to approximate $1 million annually beginning in 2013.

Merchandising Systems

	Second Quarter		Change
(dollars in millions)	2012	2011

Sales	$97.6	$94.0	$3.6	4%

Operating Profit	$9.1	$7.1	$2.0	28%
Operating Profit, before Special Items*	$11.4	$7.1	$4.3	60%

Profit Margin	9.3%	7.6%
Profit Margin, before Special Items*	11.7%	7.6%

*	Repositioning charges associated with optimizing manufacturing operations and an anticipated facility sale.

Merchandising Systems sales of $97.6 million increased $3.6 million, or 4%, reflecting higher sales in Vending and, to a lesser extent, Payment Solutions. Operating profit before Special Items increased $4.3 million, reflecting strong margin improvement in both Vending and Payment Solutions.

As part of the Company’s repositioning actions, management plans to consolidate the manufacturing of certain products and optimize engineering resources in the Payment Solutions portion of the segment. In addition, a charge was recorded in connection with the anticipated sale of a property in St. Louis, Missouri related to the previous plant consolidation in South Carolina. Repositioning charges of $2.3 million on a pre-tax basis were recorded in the second quarter of 2012. Pre-tax savings associated with these actions are expected to approximate $1 million annually beginning in 2013.

Fluid Handling

	Second Quarter		Change
(dollars in millions)	2012	2011

Sales	$302.3	$286.1	$16.2	6%

Operating Profit	$26.8	$36.9	($10.0)	(27%)
Operating Profit, before Special Items*	$38.2	$36.9	$1.3	4%

Profit Margin	8.9%	12.9%
Profit Margin, before Special Items*	12.6%	12.9%

*	Repositioning charges primarily associated with transferring production to lower cost company facilities.

Second quarter 2012 sales increased $16 million, or 6%, including a core sales increase of $23 million (8%), $7 million from the acquisition of WTA (3%), and unfavorable foreign currency translation of $14 million (-5%). Before Special Items, operating profit increased to $38.2 million while operating margin declined slightly to 12.6%.

Backlog was $335 million at June 30, 2012, compared to $338 million at March 31, 2012 and $314 million at December 31, 2011. The decline in backlog from March 31, 2012 to June 30, 2012 was due to changes in foreign currency translation rates and the divestiture of the Houston valve service center, which together negatively impacted backlog by $9 million.

The Company’s repositioning actions are primarily focused on its European Fluid Handling operations, to reduce costs through headcount reductions and process improvements, principally at its Krombach operations in Kreuztal, Germany. In addition, as part of a continuing cost reduction strategy, certain manufacturing operations will be transferred from facilities in Germany to Company facilities in lower cost regions.

Repositioning charges of $11.4 million on a pre-tax basis were recorded in the second quarter of 2012. In addition to the amounts recorded in the second quarter, the Company expects to incur additional pre-tax charges related to these actions in the second half of 2012 of approximately $3 million. Pre-tax savings associated with these actions are expected to approximate $10 million annually beginning in 2013.

Controls

	Second Quarter		Change
(dollars in millions)	2012	2011

Sales	$24.7	$21.4	$3.3	15%

Operating Profit	$3.8	$2.7	$1.1	40%

Profit Margin	15.3%	12.7%

Second quarter 2012 sales of $24.7 million increased 15%, primarily reflecting continued improvement in industrial, transportation and upstream oil and gas related demand. Operating profit increased 40%, reflecting effective leverage of the higher sales volume.

Additional Information

Please see the condensed financial statements and the Non-GAAP Financial Measures table attached to this press release for supporting details. Additional information with respect to the Company’s asbestos liability and related accounting provisions and cash requirements is set forth in the Current Report on Form 8-K filed with a copy of this press release.

Conference Call

Crane Co. has scheduled a conference call to discuss the second quarter financial results on Tuesday, July 24, 2012 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Engineered Materials, Merchandising Systems, Fluid Handling, and Controls. Crane has approximately 11,000 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and subsequent reports filed with the Securities and Exchange Commission.

(Financial Tables Follow)

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